                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            ACTIVE VOICE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            ACTIVE VOICE CORPORATION
                          2901 THIRD AVENUE, SUITE 500
                           SEATTLE, WASHINGTON 98121

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                             ---------------------

TO THE HOLDERS OF COMMON STOCK
OF ACTIVE VOICE CORPORATION:

    The Annual Meeting of Shareholders of Active Voice Corporation, a Washington corporation (the "Company"), will be held on August 19, 1999, at 2:00 p.m. PDT, at the Seattle Art Museum, 100 University Street, Seattle, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

    1. To elect five directors to serve until the 2000 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

    2. To consider and approve an amendment to the Company's 1996 Employee Stock Purchase Plan to reserve an additional 200,000 shares of Common Stock for issuance thereunder;

    3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending March 31, 1999; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of record of the Company's Common Stock at the close of business on July 1, 1999 will be entitled to vote at the meeting. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the Company's headquarters, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

                                          By order of the Board of Directors

                                          /s/ Jose S. David

                                          JOSE S. DAVID
                                          Chief Financial Officer, Treasurer and
                                          Secretary

Seattle, Washington
July 15, 1999

 ------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT!
             Please mark, sign and date the enclosed proxy card and
               mail it promptly in the enclosed return envelope.
 ------------------------------------------------------------------------------

                            ACTIVE VOICE CORPORATION
                          2901 THIRD AVENUE, SUITE 500
                           SEATTLE, WASHINGTON 98121

                            ------------------------

                                PROXY STATEMENT
               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Active Voice Corporation, a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders on August 19, 1999, and at any adjournments thereof. This Proxy Statement, a proxy card and the Annual Report of the Company, including financial statements for its fiscal year ended March 31, 1999, are being sent to all shareholders of record as of the close of business on July 1, 1999, for delivery beginning on or about July 15, 1999. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of the Proxy Statement.

    At the close of business on July 1, 1999 there were 4,610,941 shares of Common Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

    If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card. For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the five individuals nominated to serve as a director; FOR approval of the amendment to the Company's 1996 Employee Stock Purchase Plan; and FOR ratification of the appointment of Ernst & Young LLP, independent auditors. If you hold shares of Common Stock through a brokerage firm or other intermediary, you must provide instructions on voting to your nominee holder.

    The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion to the extent permitted by applicable law.

    On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) the five nominees for director who receive the greatest number of votes cast in the election of directors will be elected; and (b) for each of the proposals to approve the amendment to the Company's 1996 Employee Stock Purchase Plan and to ratify the appointment of auditors, the proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

    Shareholders may abstain from voting for one or more of the nominees for director and may abstain from voting on the proposal to approve the amendment to the Company's 1996 Employee Stock Purchase Plan or the proposal to ratify the appointment of auditors. Abstention from voting for a nominee for director may make it less likely that the nominee will be one of the five nominees for director who receive the greatest number of votes cast. Abstention from voting on the other proposals will have no effect, since approval of these proposals is based solely on the number of votes actually cast.

    Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers' shares in the election of directors, on the proposal to approve the amendment to the Company's 1996 Employee Stock Purchase Plan, and on the proposal to ratify the appointment of auditors. If a brokerage firm or other intermediary votes its customers' shares on some but not all proposals, the effect of the non-vote will vary depending on the proposal. A non-vote for a nominee for director will make it less likely that the nominee will be one of the five nominees for director who receive the greatest number of votes cast. A non-vote on any of the other proposals will have no effect, since approval of these proposals is based solely on the number of votes actually cast.

    If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

    The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company has also retained William F. Doring & Co. on behalf of the Board of Directors to assist in the solicitation of proxies by mail, telephone, telegraph and personal interview. The Company will pay a fee of approximately $10,000 for these services. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

                               BOARD OF DIRECTORS

    The business of the Company is managed under the direction of a Board of Directors consisting of five directors. The following individuals are currently serving as directors: Tom A. Alberg, Douglas P. Beighle, Robert C. Greco, Harold
H. Kawaguchi and Robert L. Richmond. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the Company's business through regular reports and discussions with the Company's executive officers.

MEETINGS OF THE BOARD

    The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The full Board of Directors met eight times during the Company's fiscal year ended March 31, 1999. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he was a member during that fiscal year.

COMPENSATION OF DIRECTORS

    Each director who is not also an employee of the Company receives a fee of $2,500 per fiscal quarter, provided that the director attends at least 75% of the total number of meetings of the Board of Directors and of any Board committees of which he is a member during the year (attendance must be in person for at least 50% of the meetings). Mr. Greco also received a fee of $2,000 per fiscal quarter for serving on the board of directors of the Company's subsidiary, Pronexus Inc.

    The Company maintains a Director Stock Option Plan (the "Director Plan"), under which a grant of a stock option covering 5,000 shares of Common Stock is automatically made to each outside director on the date of each annual meeting of shareholders. The exercise price under each option is the fair market value of the Company's Common Stock on the date of grant. Each option has a 10-year term and vests one year after it is granted. An option generally terminates if the director receiving it does not remain on the Board of Directors for at least 10 months following the date of grant and is further conditioned upon adequate attendance at meetings of the Board of Directors and its committees. The exercise price of the options granted under the Director Plan during the fiscal year ended March 31, 1999 was $8.8125 per share.

COMMITTEES OF THE BOARD

    Committees of the Board consist of an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of Messrs. Alberg and Greco, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met once during the fiscal year ended March 31, 1999. The Compensation Committee, currently composed of Messrs. Beighle and Kawaguchi, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met once during the fiscal year ended March 31, 1999. The Compensation Committee also acted by written consent five times during the fiscal year. The Company does not have a Nominating Committee.

NOMINEES FOR DIRECTOR

    The following individuals, each of whom currently serves as a director of the Company, have been nominated for re-election at the meeting:

    TOM A. ALBERG has been a director of the Company since 1994. Mr. Alberg has been a principal in the firm of Madrona Investment Group, L.L.C., a venture investment firm, since January 1996. From April 1991 to October 1995 he was the President and a director of LIN Broadcasting Corporation and from July 1990 to October 1995 he was Executive Vice President of McCaw Cellular Communications, Inc. Both companies were providers of cellular voice and data services. Prior to 1990, Mr. Alberg was a partner at the Seattle law firm of Perkins Coie, where he also served as Chairman of the firm's Executive Committee. Mr. Alberg is also a director of Visio Corp., Mosaix Corporation, Teledesic Corporation, Amazon.com, Emeritus Corp., and Advanced Digital Information Corporation. Age 59.

    DOUGLAS P. BEIGHLE has been a director of the Company since 1997. Mr. Beighle retired from The Boeing Company, an aerospace manufacturer in May 1997, where he had served as a Senior Vice President from 1986 until he retired. He continues to serve as a consultant to Boeing. Mr. Beighle also served as a Vice President of Boeing from 1980 until 1986. Prior to joining Boeing in 1980, Mr. Beighle was a partner at the Seattle law firm of Perkins Coie. Mr. Beighle is also a director of Puget Sound Energy Company, Simpson Investment Co. and Washington Mutual Inc. Age 67.

    ROBERT C. GRECO, a co-founder of the Company, has been a director of the Company since its inception in 1983. Mr. Greco retired as the Company's Chief Technology Officer in December 1997, in which capacity he had served since December 1996. Previously he served as Vice President of Product Development of the Company from 1983 until December 1996. From 1977 to 1983, Mr. Greco worked as an independent software consultant for such firms as The Boeing Company, Scandinavian Airlines System (Denmark) and General Electric Company. Mr. Greco holds a Bachelor of Arts, Mathematics, from the City University of New York, and a Masters of Science, General Systems Science, from the State University of New York. Mr. Greco was a director of the Washington Software Association from 1992 to 1994. Age 44.

    HAROLD H. KAWAGUCHI has been a director of the Company since 1986. Since 1992, Mr. Kawaguchi has been a director and consultant to Stratos Product Development Group, Inc., a contract developer of products for the computer and other technology industries. Since 1988, Mr. Kawaguchi has also been a director and principal in Manifesto Corp., a lighting products manufacturer. From 1986 to 1988, he was a partner in Trinus, L.P., a seed capital fund for start-up businesses. From 1965 to 1985, he was employed by Physio-Control, Inc., a defibrillator manufacturer, as Senior Vice President in charge of product design, information systems, corporate communications and human resources. Age 61.

    ROBERT L. RICHMOND, the other co-founder of the Company, has been Chairman of the Board of Directors of the Company since its inception in 1983. From 1983 to June 1, 1999, Mr. Richmond also served as the Chief Executive Officer of the Company. From 1971 to 1980, Mr. Richmond was a consultant, and from 1980 to 1983 he was a project manager for Intermetrics Incorporated, a public software company, performing software validation for NASA and The Boeing Company, and creating new products for the airline industry. Mr. Richmond holds a Bachelor of Computer Science and Engineering from the Massachusetts Institute of Technology. Age 48.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERSHIP INFORMATION

    The following table sets forth, as of June 15, 1999, certain information regarding beneficial ownership of the Company's Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the five other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended March 31, 1999, exceeded $100,000, and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                     NUMBER OF SHARES    PERCENT OF
                                                     OF COMMON STOCK    COMMON STOCK
NAME AND ADDRESS                                    BENEFICIALLY OWNED  OUTSTANDING
--------------------------------------------------  ------------------  ------------
Robert L. Richmond(1)(2)..........................           616,554         13.4%
Robert C. Greco(1)(3).............................           510,472         11.1%
Tom A. Alberg(4)..................................            28,534        *
Douglas P. Beighle(5).............................            15,000        *
Harold H. Kawaguchi(6)............................           104,412          2.3%
Douglass S. Anderson(7)...........................            16,981        *
Kevin L. Chestnut(8)..............................            19,767        *
Frank J. Costa(9).................................            46,040          1.0%
Jose S. David(10).................................            36,750        *
Edward F. Masters(11).............................            15,536        *
All directors and executive officers as a group
  (10 persons) (12)...............................         1,410,046         29.6%

------------------------

   * Less than 1%.

 (1) The business address of Messrs. Richmond and Greco is c/o Active Voice Corporation, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

 (2) Includes 27,500 shares subject to options exercisable within 60 days of June 15, 1999. Also includes 34,890 shares held by two private foundations of which Mr. Richmond serves as a director. Mr. Richmond disclaims beneficial ownership of the shares held by these foundations.

 (3) Includes 1,666 shares subject to options exercisable within 60 days of June 15, 1999. Also includes 300,000 shares held by a family limited partnership of which Mr. Greco is the general partner.

 (4) Includes 14,034 shares subject to options exercisable within 60 days of June 15, 1999.

 (5) Includes 5,000 shares subject to options exercisable within 60 days of June 15, 1999.

 (6) Includes 12,500 shares subject to options exercisable within 60 days of June 15, 1999.

 (7) Includes 15,416 shares subject to options exercisable within 60 days of June 15, 1999.

 (8) Includes 16,670 shares subject to options exercisable within 60 days of June 15, 1999.

 (9) Consists of 46,040 shares subject to options exercisable within 60 days of June 15, 1999.

 (10) Includes 27,750 shares subject to options exercisable within 60 days of June 15, 1999.

 (11) Consists of 15,536 shares subject to options exercisable within 60 days of June 15, 1999.

 (12) Includes 182,112 shares subject to options exercisable within 60 days of June 15, 1999.

                           COMPENSATION AND BENEFITS

EXECUTIVE OFFICER COMPENSATION

    COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal year ended March 31, 1999, and during the two preceding fiscal years, by the Chief Executive Officer and the five other executive officers whose total annual salary and bonus for the fiscal year ended March 31, 1999 exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                ANNUAL COMPENSATION           -------------------
                                        ------------------------------------      SECURITIES
NAME AND                                  FISCAL                                  UNDERLYING           ALL OTHER
PRINCIPAL POSITION                         YEAR      SALARY($)   BONUS(1)($)   STOCK OPTIONS(#)    COMPENSATION(2)($)
--------------------------------------  -----------  ----------  -----------  -------------------  ------------------
Robert L. Richmond(3) ................        1999   $  175,000   $       0                0           $   15,274
  Chairman of the Board                       1998      144,099           0                0               20,356
                                              1997      122,750      55,000                0               24,083

Frank J. Costa(4) ....................        1999      175,000      65,000           17,500                  421
  Chief Executive Officer and                 1998      150,000           0           25,000                1,692
  President                                   1997       37,300      20,000           50,000                    0

Jose S. David ........................        1999      130,000      60,000           17,500                2,500
  Chief Financial Officer,                    1998      101,856      11,500                0                4,607
  Treasurer and Secretary                     1997       85,600      41,000           10,000                6,809

Douglass S. Anderson .................        1999      125,000      73,529           35,000                2,619
  Vice President--Sales                       1998      101,246      42,379                0                5,166
                                              1997       93,790      66,551           12,000                9,658

Edward F. Masters ....................        1999      132,366      60,000           20,000                  100
  Vice President--Development                 1998      107,150      25,000                0                2,605
                                              1997       77,510      15,000           12,500                4,118

Kevin L. Chestnut ....................        1999      120,000      70,000           20,000                2,350
  Chief Technology Officer and                1998       94,048      25,000                0                5,124
  Vice President--Advanced                    1997       68,500       7,000           12,500                3,917
  Products & Technologies

------------------------

(1) Amounts shown in this column for Mr. Anderson include both commission and bonus income.

(2) Amounts shown for fiscal 1999 represent matching contributions under the Company's 401(k) plan and other taxable benefits, except $12,557 for Mr. Richmond, which represents the dollar value of life insurance benefits under the SEC's methodology for valuing such benefits.

(3) Mr. Richmond also served as Chief Executive Officer until June 1, 1999.

(4) Mr. Costa was promoted to Chief Executive Officer and President effective June 1, 1999. He joined the Company as Chief Operating Officer and President in December 1996.

    OPTION GRANTS. The following table shows information concerning stock options granted to the named executive officers during the Company's fiscal year ended March 31, 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                                   POTENTIAL REALIZABLE
                                                          INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                     ------------------------------------------------------------    ANNUAL RATES OF
                                      NUMBER OF                                                        STOCK PRICE
                                     SECURITIES    PERCENT OF TOTAL                                  APPRECIATION FOR
                                     UNDERLYING     OPTIONS GRANTED      EXERCISE                     OPTION TERM(1)
                                       OPTIONS       TO EMPLOYEES          PRICE      EXPIRATION   --------------------
NAME                                 GRANTED(#)     IN FISCAL YEAR     ($ PER SHARE)     DATE         5%         10%
-----------------------------------  -----------  -------------------  -------------  -----------  ---------  ---------
Robert L. Richmond.................          --               --                --            --          --         --

Frank J. Costa.....................      17,500(2)            6.7%       $   12.63       5/14/08     139,001    352,257

Jose S. David......................      17,500(3)            6.7%           11.75       5/29/08     129,316    327,713

Douglass S. Anderson...............      20,000(4)            7.6%           10.50        7/1/08     132,068    334,686
                                         15,000(5)            5.7%           11.75       5/29/08     110,843    280,897

Edward F. Masters..................      20,000(6)            7.6%           10.50        7/1/08     132,068    334,686

Kevin L. Chestnut..................      20,000(6)            7.6%           10.50        7/1/08     132,068    334,686

------------------------

(1) Based upon the market price on the date of grant and assumed appreciation over the term of the option at the respective annual rates of stock appreciation shown. These amounts are not intended to forecast possible future appreciation, if any, in the market price of the Company's Common Stock.

(2) Nonqualified stock option vesting for 4,375 shares on each of May 14, 1999, 2000, 2001 and 2002.

(3) Nonqualified stock option vesting for 5,000 shares on November 29, 1998 and 4,167 shares on each of May 29, 1999 and 2000 and 4,166 shares on May 29, 2001.

(4) Nonqualified stock option vesting for 6,666 shares on July 1, 1999 and 2000 and 6,668 shares on July 1, 2001.

(5) Nonqualified stock option vesting for 3,750 shares on each of May 29, 1999, 2000, 2001 and 2002.

(6) Nonqualified stock option vesting for 5,000 shares on each of July 1, 1999, 2000, 2001 and 2002.

    OPTION EXERCISES. The following table shows information concerning stock options exercised by the named executive officers during the Company's fiscal year ended March 31, 1999, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the named executive officers at the end of that fiscal year.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                            NUMBER OF
                                                                      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                     SHARES                           AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END(1)($)
                                   ACQUIRED ON          VALUE       --------------------------  ----------------------------
NAME                               EXERCISE(#)       REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------  -----------------  ---------------  -----------  -------------  -----------  ---------------
Robert L. Richmond............              0                 0         27,500             0     $       0      $       0
Frank J. Costa................              0                 0         41,665        50,835             0              0
Jose S. David.................              0                 0         23,583        15,834        12,125              0
Douglass S. Anderson..........              0                 0          5,000        35,000         2,425              0
Edward F. Masters.............              0                 0         10,536        24,500             0              0
Kevin L. Chestnut.............              0                 0         11,670        24,500         2,425              0

------------------------

(1) Represents the aggregate fair market value on March 31, 1999, of the shares of Common Stock subject to outstanding in-the-money options, less the aggregate exercise price of the options.

EXECUTIVE CONTRACTS

    Each of the named executive officers has executed an agreement containing confidentiality restrictions, as well as certain provisions regarding noncompetition during his term of employment with the Company and for six months following termination. The Company provides each of its executive officers with an annual incentive plan under which they receive a specified salary plus additional cash and stock-based incentives depending on attainment of various performance goals.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for administration of compensation programs for the executive officers of the Company. The Committee is composed exclusively of directors who are neither employees nor former employees of the Company nor eligible to participate in any of the Company's executive compensation programs.

    Under the Company's executive compensation programs, there are generally three components to an executive's compensation: base salary, an annual or bi-annual incentive payment, and long-term incentives in the form of stock options. The range of base salaries for a particular executive is targeted to a specific percentile level of the base salary levels at companies of comparable size in similar industries, with the percentile set based on an assessment of the Company's overall performance, in terms of earnings and revenue growth, and the executive's contribution to that performance. Incentive payments are based on individual incentive plans, where payments are tied to specific performance goals. Bonus payments under the incentive plans are generally computed as a percentage of the executive's salary, with the actual percentages being a function of the extent to which the goals were achieved. Finally, the Company provides long-term incentives to executives through the grant of stock options. The options generally have an exercise price equal to the estimated fair market value of the Company's stock at the time of grant, with the number of options awarded based on the executive's position as well as the level of the executive's existing stock holdings. Since fair market value stock options can only produce value to executives if the price of the Company's stock increases, these option grants provide a direct link between executive compensation and the Company's performance.

    Mr. Richmond's salary and bonus for the fiscal years ended March 31, 1998 and 1999 were weighted more towards the fiscal year ended March 31, 1999 as part of a two year objective to increase revenue and profitability. The combined total compensation for the two years was targeted to the average of that paid in 1997 to comparable executives in similar sized companies, with about half allocated to base salary and half allocated to incentive compensation to be awarded for achievement of revenue and earnings goals.

    Mr. Richmond's actual compensation for both the years ended March 31, 1998 and 1999 included no bonuses since the revenue and earnings goals upon which they depended were not achieved.

    Pursuant to the Omnibus Budget Reconciliation Act of 1993 (the "Act"), the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the Company's five highest paid executives may be limited. The Company believes that compensation accrued with respect to options granted under its stock option plans (other than options with an exercise price less than the fair market value of the Company's Common Stock at the time of grant), will continue to be deductible, and with regard to base salaries and the Company's annual incentive programs, the Company does not expect that, for the foreseeable future, the aggregate level of compensation payable to executive officers will exceed the $1 million limit.

    The Compensation Committee currently consists of Messrs. Beighle and Kawaguchi.

    COMPENSATION COMMITTEE
    Douglas P. Beighle
    Harold H. Kawaguchi

COMPARATIVE PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Telecommunications Index for the five-year period ended March 31, 1999.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG ACTIVE VOICE CORPORATION COMMON STOCK,
                         THE NASDAQ COMPOSITE INDEX AND
                      THE NASDAQ TELECOMMUNICATIONS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     3/31/94    3/31/95    3/29/96    3/31/97    3/31/98    3/31/99
Active Voice Corporation                 $100       $126        $59        $47        $60        $44
NASDAQ Composite Index                   $100       $110       $148       $164       $247       $331
NASDAQ Telecommunications Index          $100       $102       $138       $127       $245       $389

    The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on March 31, 1999, and that all dividends were reinvested. Return information is historical and not necessarily indicative of future performance.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    Five directors are to be elected at the annual meeting, to serve until the 2000 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Tom A. Alberg, Douglas P. Beighle, Robert C. Greco, Harold H. Kawaguchi and Robert L. Richmond, all of whom are currently directors of the Company, have been nominated by the Board of Directors for election. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

 PROPOSAL 2--APPROVAL OF AN AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN

    At the annual meeting, the shareholders of the Company will be asked to approve an amendment to the Company's 1996 Employee Stock Purchase Plan (the "Plan") as described below. A copy of the Plan as proposed to be amended is on file with the Securities and Exchange Commission (the "SEC") and may be obtained by written request to the Company's Secretary at the address on the first page of this proxy statement.

SUMMARY OF THE PLAN

    IN GENERAL

    The purpose of the Plan is to provide a method by which eligible Company employees may be awarded additional remuneration for services rendered and to encourage such employees to invest in the capital stock of the Company. The Plan is intended to foster employee loyalty to the Company and increase their personal interest in the Company's business and success. The Plan is also intended to facilitate recruiting persons of exceptional ability to become officers and employees of the Company. The Board believes that, unless the Plan is amended, the number of shares available for issuance will be insufficient to achieve the purposes of the Plan.

    In August 1997, the shareholders approved the Plan, and a total of 150,000 shares of Common Stock were reserved by the Company for purchase by eligible employees under the Plan. The proposed amendment to the Plan would increase the number of shares of Common Stock available for purchase by eligible employees under the Plan by an additional 200,000 shares.

    THE PLAN

    The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    To be eligible to participate under the Plan, an employee of the Company or its subsidiaries (including an officer or director who is also an employee) must customarily work more than 10 hours per week and more than 5 months in any calendar year. However, an employee who owns stock with 5% or more of the total combined voting power or value of all classes of stock of the Company will not be eligible to participate. During any calendar year, the maximum value of the Common Stock that may be purchased by an employee under the Plan is $25,000.

    The Plan will be administered on quarterly "Payment Periods." The purchase price for shares of Common Stock purchased under the Plan will be equal to the lesser of (1) 85% of the market price of the Common Stock on the first business day of the Payment Period or (2) 85% of the market price for the Common Stock on the last business day of the Payment Period.

    Each eligible employee may elect, at the beginning of a Payment Period, to have up to 10% of his or her compensation during the Payment Period withheld and applied toward the purchase of Common Stock at the end of the Payment Period. Payroll deductions may not be increased or decreased during a Payment Period, although an employee may elect to withdraw from the Plan during a Payment Period at any time before the last day of the Payment Period. In the event of a withdrawal from participation in the Plan during a Payment Period, the Participant will not be eligible to participate again until the first Payment Period of the following calendar year.

    The number of shares subject to the Plan and the purchase price of such shares are subject to adjustment upon the occurrence of certain events, including but not limited to a stock dividend, stock split, reverse stock split or other transaction resulting in the subdivision or combination of the Company's Common Stock.

    As a condition of participation in the Plan each participant agrees to promptly give the Company notice of any disposition of shares that occurs within 2 years after the beginning of the Payment Period in which the shares were purchased. As a further condition to participation, each participant agrees to allow the Company to withhold, from any other amounts that may be payable to the participant at or around the time of such disposition, such federal, state, and local income, employment and other taxes as the Company may be required to withhold under applicable law, and to remit such taxes to the Company, in lieu of such withholding, upon the Company's request.

    A participant may resell shares of Common Stock purchased under the Plan at any time, subject to compliance with all applicable federal and state securities and other laws. However, a participant's rights under the Plan are the participant's alone and may not be transferred or assigned to any other person other than by will or the laws of descent and distribution. A participant's rights under the Plan are exercisable during his or her lifetime by the participant alone. A participant's rights under the Plan will terminate if he or she for any reason ceases to be an employee of the Company. However, if a participant's employment ceases during a Payment Period, the participant's right to purchase shares of Common Stock will continue until the end of the Payment Period, unless the participant or his or her personal representative withdraws from the Plan for the Payment Period.

    The Plan will terminate when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. Upon such termination, all payroll deductions not used to purchase shares of Common Stock will be refunded to the participants entitled thereto. The Plan may also be terminated at any time by the Board of Directors, but termination will not affect any purchase rights under the Plan with respect to the Payment Period in progress at the time of termination. The Board of Directors or the Committee also has the right to amend the Plan under certain circumstances.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF PLAN

    The following discussion summarizes the material federal income tax consequences of participation in the Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign tax consequences.

    The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code. A participant will not recognize any income, gain or loss at the time he or she purchases share of Common Stock under the Plan.

    If a participant disposes of shares of Common Stock purchased under the Plan, the participant will be subject to income tax in the year of disposition if a gain is realized on the disposition (that is, if the shares of Common Stock are then worth more than the participant paid for them). A portion of this gain will be treated as compensation income, which the participant will be required to report on his or her federal income tax return for the year in which the disposition occurs. Under the Code, special rules apply to a disposition of shares of Common Stock purchased under the Plan. For purposes of these rules, a disposition generally includes not only a sale of the shares, but also a gift, an exchange of the shares for other property, and a transfer of the shares at death. However, a disposition does not include a mere pledge of the shares or a transfer of the shares into joint tenancy.

    The tax consequences to a participant of a disposition of shares of Common Stock purchased under the Plan will vary depending on how long the participant has held the shares. If the shares are held until the second anniversary of the first day of the Payment Period during which the shares were purchased (the "two-year holding period"), the compensation income will be determined by subtracting the amount the participant paid for the shares from their fair market value on the first day of the Payment Period during which the shares were purchased, or their fair market value on the date of disposition, whichever is less. If the shares have not been held for the two-year holding period, the compensation income will be determined by subtracting the amount the participant paid for the shares from their fair market value on the last day of the Payment Period during which the shares were purchased, or their fair market value on the date of disposition, whichever is less.

    In addition to the compensation income reportable by a participant, if a disposition is a sale or other taxable transfer, any remaining gain in excess of the amount reported as compensation income will be capital gain (short-term or long-term, depending on how long the participant held the shares).

    If a disposition of shares is a gift, a transfer by bequest or inheritance, or another type of transfer that is not generally taxable, the participant will only be required to report the compensation income described above. An amount equal to that compensation income will generally be added to the purchase price of the shares, and the total will be the transferee's adjusted cost of the shares.

    If a participant disposes of shares of Common Stock purchased under the Plan that have not been held for the two-year holding period, and a gain is realized on the disposition, the Company or the subsidiary of the Company that employs the participant may be required to withhold certain amounts on account of federal income and employment taxes and the Company will generally be entitled to a compensation deduction in the year of disposition for this portion of the gain.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN

                PROPOSAL 3--APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company's fiscal year ending March 31, 2000. This firm has audited the accounts of the Company since 1988. The firm performed audit services in connection with the examination of the consolidated financial statements of the Company for its fiscal year ended March 31, 1999. In addition, the firm has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC and limited review of financial statements and related information contained in quarterly reports provided to shareholders and the SEC.

    If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

    Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

    Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended March 31, 1999, all of the Company's officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock, complied with all such reporting requirements.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 2000 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than March 16, 2000 and satisfy certain other requirements set forth in Rule 14a-8 under the Exchange Act. A shareholder must have been a record or beneficial owner of at least one percent of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

    A shareholder of record who intends to submit a proposal at the 2000 Annual Meeting that is not eligible for inclusion in the Company's proxy statement or who intends to submit one or more nominations for directors at the meeting must provide prior written notice to the Secretary of the Company, which must be received by the Company at least 70 days prior to the date scheduled for the annual meeting. The notice must satisfy certain requirements specified in the Company's Bylaws. A copy of the pertinent provisions of the Bylaws is available upon request to Jose S. David, Secretary, Active Voice Corporation, 2901 Third Avenue, Suite 500, Seattle, Washington 98121.

    IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                          ACTIVE VOICE CORPORATION

July 15, 1999
Seattle, Washington

--------------------------------------------------------------------------------

                                     PROXY
                           ACTIVE VOICE CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders of Active Voice Corporation (the "Company"), and the related Proxy Statement dated July 15, 1999, hereby appoints Robert L. Richmond and Jose S. David, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on August 19, 1998, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side, or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side and FOR Proposals 2 and 3, and to vote in their discretion, to the extent permitted by applicable law, on any other matters presented at the meeting or any adjournments thereof. The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposals 2 and 3.

        PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY
                          IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                 TRIANGLE   FOLD AND DETACH HERE   TRIANGLE

                         PLEASE mark your votes as indicated in this example /X/

PROPOSAL 1: ELECTION OF DIRECTORS:

  FOR  / /       WITHHOLD AUTHORITY to vote for all nominees named below  / /

Tom A. Alberg, Douglas P. Beighle, Robert C. Greco, Harold H. Kawaguchi and Robert L. Richmond

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above).


PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN

     FOR  / /             AGAINST  / /           ABSTAIN  / /


PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     FOR  / /             AGAINST  / /           ABSTAIN  / /


This proxy, when properly executed, will be voted in the manner specified by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named above, FOR approval of the amendment to the Company's 1996 Employee Stock Purchase Plan, and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

Signature(s)                                            Dated:            , 1999
            ------------------------------------------        ------------
Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.


--------------------------------------------------------------------------------
                    TRIANGLE   FOLD AND DETACH HERE   TRIANGLE


                          ANNUAL MEETING OF SHAREHOLDERS
                             ACTIVE VOICE CORPORATION
                            THURSDAY, AUGUST 19, 1999
                                 2:00 - 4:00 P.M.
                                SEATTLE ART MUSEUM
                               100 UNIVERSITY STREET
                                    SEATTLE, WA